Exhibit 99.1

Wellesley Bancorp, Inc. Announces Initial Cash Dividend and Appointment of Chief Lending Officer

CONTACT:
Wellesley Bancorp, Inc.
Thomas J. Fontaine, 781-235-2550
President and Chief Executive Officer

WELLESLEY, Mass.--(BUSINESS WIRE)--May 21, 2014--Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the “Company”), the holding company for Wellesley Bank (the “Bank”) today announced that on May 21, 2014, its Board of Directors approved its initial cash dividend to its stockholders. A quarterly cash dividend of $0.025 per common share will be paid on June 18, 2014 to stockholders of record as of the close of business on June 4, 2014.

Thomas J. Fontaine, Chairman, President and Chief Executive Officer, said “We are very pleased to be in a position to recognize the support of our stockholders and community through the payment of this initial dividend. Since our conversion and initial public offering, we have successfully achieved or exceeded our financial goals. The payment of this dividend is an important element in our efforts to bring value to our stockholders.”

Appointment of Chief Lending Officer

The Company today also announced the appointment of Ralph Letner as Chief Lending Officer and Senior Vice President of the Bank. In this role, Letner will be responsible for the leadership and oversight for all commercial and residential lending functions within Wellesley Bank. He will report directly to Fontaine.

Letner has more than 28 years of banking experience in the Greater Boston Area, most recently as Senior Vice President/Commercial Team Leader at Boston Private Bank & Trust Company. Previously he served 12 years with Citizens Bank in progressively expanding roles to both small and middle market privately held businesses, with an emphasis on C&I Lending. Ralph has a B.S. from the U.S. Merchant Marine Academy and an MBA from Babson College.

“We are very pleased to welcome Ralph to Wellesley Bank’s senior leadership team” said Fontaine. “His industry experience and lending expertise will be a tremendous asset to our organization as we continue to expand our client base.”

About Wellesley Bancorp

The Company is the holding company for Wellesley Bank, a community-oriented financial institution, which provides comprehensive premier banking and wealth management service to successful people, families, businesses and nonprofit organizations. The Company’s team of highly experienced and knowledgeable bankers and investment professionals provides exceptional personalized services and trusted advice to its clients. Wellesley Bank was established in 1911 as a Massachusetts chartered cooperative bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.